Exhibit 10.5(i)

AMENDMENT NO. 1

TO LEASE

THIS AMENDMENT NO. 1 is made and entered into this 23rd day of June, 1993, by and between JOHN ARRILLAGA, Trustee, or his Successor Trustee UTA dated 7/20/77 (JOHN ARRILLAGA SEPARATE PROPERTY TRUST) as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended, collectively as LANDLORD, and SYNOPSYS, INC., a Delaware corporation, as TENANT.

RECITALS

A. WHEREAS, by Lease Agreement dated June 16, 1992, Landlord leased to Tenant all of that certain 104,170+ square foot building located at 700B East Middlefield Rd., Mountain View, California, the details of which are more particularly set forth in said June 16, 1992 Lease Agreement (the “Lease” ), and

B. WHEREAS, said Lease was amended by the Commencement Letter dated March 9, 1993 which amended the commencement date of the Lease to commence December 21, 1992 and terminate December 31, 2000, and

C. WHEREAS, it is now the desire of the parties hereto to amend the Lease by: (i) establishing the commencement date for the second floor space; (ii) extending the Term of the Lease to be co-terminous with the term of the Lease Agreement dated June 23, 1993 for premises located at 700A Middlefield Road, Mountain View, California, which extension is projected to be two years; (iii) amending the Basic Rent schedule; (iv) replacing Paragraph 46 Parking; and (v) establishing the commencement date for the payment of Additional Rent expenses for 100% of the building, as hereinafter set forth.

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. COMMENCEMENT DATE FOR SECOND FLOOR SPACE: It is agreed that the Lease on the second floor of the Leased Premises shall commence effective December 21, 1993.

Due to the change in commencement date the Basic Rent Schedule shall be changed as indicated in Paragraph 5 below.

2. TERM OF LEASE: Subject to Paragraph 3 below, it is agreed between the parties that the term of this Lease shall be extended for an additional two year period, from January 1, 2001 to December 31, 2002.

3. LEASE TERMS CO-TERMINOUS: It is acknowledged that (i) concurrently with the execution of this Amendment No. 1, Landlord and Tenant are also executing a lease dated June 23, 1993 affecting adjacent property located at 700A Middlefield Road, Mountain View, California, and (ii) it is the intention of the parties that the term of said Lease Agreement dated June 16, 1992 be co-terminous with the term of Lease Agreement dated June 23, 1993, such that the terms of Lease Agreement dated June 23, 1993 and Lease Agreement dated June 16, 1992 expire on the same date. Therefore, not withstanding anything to the contrary in said Lease, it is acknowledged that the implementation of this Paragraph shall result in an extension of the term of Lease Agreement dated June 16, 1992, in which event Tenant’s monthly Basic Rent shall increase by at the rate of $.05 per square foot on January 1, 2001 and shall remain at that rate thereafter including any extensions of the Lease terms as provided for in Paragraph 4 herein. As soon as the commencement date of Lease Agreement dated June 23, 1993 has been determined following completion of improvements and satisfaction of other appropriate conditions, the parties shall execute, if necessary, an amendment to Lease Agreement dated June 16, 1992 establishing the applicable termination date of said Lease in accordance with the foregoing provisions of this paragraph.

4. FUTURE AMENDMENT TO LEASE TERM AND BASIC RENT SCHEDULE: It is agreed and understood that the term of this Lease may be amended, or further extended and the Basic Rent Schedule amended: (i) once the commencement date on the second floor of the premises leased under the June 23, 1993 lease is determined, said Lease term shall be extended for a period of eight years from said second floor lease commencement date which schedule commencement date in no event will be more than six months following the commencement date of the first floor lease, plus any extension in term related to deferral of occupancy of either the first or second floor of the June 23, 1993 lease as described in Paragraph 50 of the June 23, 1993 lease; or (ii) if Tenant exercises its option to defer occupancy on the first and/or second floor of the June 23, 1993 lease as defined in Paragraph 50 of said June 23, 1993 lease. In the event occupancy of either the first or second floor of the June 23, 1993 lease is deferred by Tenant (as allowed under the June 23, 1993 lease), any such deferment shall result in the term of this Lease being extended by one-third of the total period deferred so that the termination date of this Lease coincides with the termination date of the June 23, 1993 lease. During any such extended period the monthly Basic Rent per square foot rate on this Lease will remain at the same rate existing prior to the commencement of the extended term. For example: If the June 23, 1993 lease commences on July 1, 1994, and Tenant defers occupancy of the second floor until July 1, 1995 the term on the June 23, 1993 lease and on this Lease would be extended for eight years and two months from July 1, 1995; and if Tenant elects to defer its occupancy of the first floor of said June 23, 1993 lease for three months from July 1, 1994 and defer the lease commencement on the second floor for six months, the lease term on the June 23, 1993 lease and on this Lease would be extended for a total period of eight years and three months (one month extension for the three month deferral on the first floor lease commencement, and two months extension on the six month deferral on the second floor extension).

5. BASIC RENT SCHEDULE: The monthly Basic Rental shall be adjusted as follows:

On December 1, 1993 the sum of ONE HUNDRED SEVEN THOUSAND EIGHT HUNDRED EIGHTY AND 16/100 DOLLARS ($107,880.16) shall be due representing the period December 1 through December 31, 1993.

On January 1, 1994 the sum of ONE HUNDRED FIFTY SIX THOUSAND TWO HUNDRED FIFTY FIVE AND NO/100 DOLLARS ($156,255.00) shall be due, and a like sum due on the first day of each month thereafter through and including December 1, 1997.

On January 1, 1998 the sum of ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SEVENTY TWO AND NO/100 DOLLARS ($166,672.00) shall be due, and a like sum due on the first day of each month thereafter through and including December 1, 2000.

On January 1, 2001 the sum of ONE HUNDRED SEVENTY ONE THOUSAND EIGHT HUNDRED EIGHTY AND 50/100 DOLLARS ($171,880.50) shall be due, and a like sum due on the first day of each month thereafter through and including December 1, 2002.

The aggregate rental for the Lease shall be increased by $4,154,884.66 or from $14,466,216.33 to $18, 621,100.99.

6. PARKING: It is hereby agreed between the parties that the existing Paragraph 46 Parking of the aforementioned Lease Agreement shall be considered null and void and shall be replaced with the following:

“Tenant shall have the right to the nonexclusive use of approximately one-third of the parking spaces in the common parking area of the complex. Tenant agrees that Tenant, Tenant’s employees, agents, representatives, and/or invitees shall not use parking spaces in excess of said one-third parking spaces allocated to Tenant hereunder. Landlord shall have the right, at Landlord’s sole discretion, to specifically designate the location of Tenant’s parking spaces within the common parking area of the complex in the event of a dispute among the tenants occupying the buildings in the complex referred to herein, in which event Tenant agrees that Tenant, Tenant’s employees, agents, representatives and/or invitees shall not use any parking spaces other than those parking spaces specifically designated by Landlord for Tenant’s use. Said parking spaces, if specifically designated by Landlord to Tenant, may be relocated by Landlord at any time, and from time to time. Landlord reserves the right, at Landlord’s sole discretion, to rescind any specific designation of parking spaces, thereby returning Tenant’s parking spaces to the common parking area. Landlord shall give Tenant written notice of any change in Tenant’s parking spaces. Tenant shall not, at any time, park, or permit to be parked, any trucks or vehicles adjacent to the loading area so as to interfere in any way with the use of such areas, nor shall Tenant, at any time, park or permit the parking of Tenant’s trucks and other vehicles or the trucks and vehicles of Tenant’s suppliers or others, in any portion of the common areas not designated by Landlord for such use by Tenant. Tenant shall not park nor permit to be parked, any inoperative vehicles or equipment on any portion of the common parking area or other common areas of the complex. Tenant agrees to assume responsibility for compliance by its employees with the parking provision contained herein. If Tenant or its employees park in other than designated parking areas, then Landlord may charge Tenant, as an additional charge, and Tenant agrees to pay Ten Dollars ($10.00) per day for each day or partial day each such vehicle is parking in any area other than that designated. Tenant hereby authorizes Landlord, at Tenant’s sole expense, to tow away from the complex any vehicle belonging to Tenant or Tenant’s employees parked in violation of these provisions, provided that 24 hours prior to the towing of any such vehicle, Landlord or Landlord’s agent has attached a violation sticker or notice to such vehicle(s). Tenant shall use the parking area for vehicle parking only and shall not use the parking areas for storage.

7. COMMENCEMENT DATE FOR ADDITIONAL EXPENSES FOR 100% OF THE BUILDING: Not withstanding anything to the contrary in said Lease, it is agreed that on June 1, 1993, which is prior to the commencement date of the Lease for the second floor space, Tenant shall pay to Landlord or Landlord’s designated agent in addition to the Basic Rent, Additional Expenses on 100% of the 104,170 square foot building and Leased Premises as outlined in Paragraph 4D of the Lease Agreement.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 to Lease as of the day and year first hereinabove set forth.

LANDLORD:		TENANT:

JOHN ARRILLAGA SEPARATE		SYNOPSYS, INC.
PROPERTY TRUST		a Delaware corporation

By	/s/ John Arrillaga	By	/s/ Harvey C. Jones Jr.
John Arrillaga, Trustee

Harvey C. Jones Jr.
Print or Type Name

RICHARD T. PEERY SEPARATE		Title:	Chairman & CEO
PROPERTY TRUST

By	/s/ Richard T. Peery	Dated:	7/2/93
Richard T. Peery, Trustee